EXHIBIT 23.4

Consent of Independent Registered Public Accounting Firm

The Stockholder and Board of Directors
Vermont Electric Power Company, Inc. as Manager of Vermont Transco LLC:

We consent to the use of our report dated March 7, 2008 included herein with respect to the balance sheets of Vermont Transco LLC as of December 31, 2007 and 2006, and the related statements of income, changes in members' equity, and cash flows for the year ended December 31, 2007 and period June 30, 2006 (date of inception) through December 31, 2006, which report appears in the December 31, 2007 Annual Report on Form 10-K of Central Vermont Public Service Corporation.

Our report on the financial statements of Vermont Transco LLC refers to the adoption of Statement of Financial Accounting Standards (SFAS) No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans as of December 31, 2007.

/ s /   KPMG

Burlington, Vermont
March 10, 2008